Exhibit 4.2
 Revolving Business Note
 M&I Northern Bank

 Plastics Mfg. Company and TecStar Mfg. Company November 7, 2000
              Customer                      Date
 $7,000,000.00
     Amount

 The undersigned ("Customer", whether one or more) promises to pay to the order of M&I Northern Bank ("Lender") at 3155 N. 124th Street, Brookfield, WI 53005 the principal sum of $7,000,000.00 or, if less, the aggregate unpaid principal amount or all loans made under this Note, plus interest, as set forth below.

 Lender will disburse loan proceeds to Customer's deposit account number ___________ or by other means acceptable to Lender.

 Interest is payable on December 1, 2000, and on the same date of each succeeding month thereafter and at maturity.

 Principal is payable February 1, 2001.

 This Note bears interest on the unpaid principal balance before maturity at a rate equal to [Complete (a), (b) or (c); only one shall apply];

 (a)  N/A N/A% per year.

 (b) N/A N/A percentage points in excess of the prime rate of interest adopted by Lender as its base rate for interest rate determinations from time to time which may or may not be the lowest rate charged by Lender (with the rate changing as and when that prime rate changes). The initial rate is N/A% per year.

 (c)     X    This Note bears interest on the unpaid principal balance
 before maturity (whether upon demand, acceleration or otherwise) at the rates set forth on Exhibit A attached hereto.

 Interest is computed on the basis of a 360-day year on the actual number of days principal is unpaid. Unpaid principal and interest bear interest after maturity (whether by acceleration or lapse of time) until paid at Prime Rate plus 3%.

 If any payment is not paid when due, if a default occurs under any other obligation of any Customer to Lender or if Lender deems itself insecure, the unpaid balance shall, at the option of Lender, and without notice mature and become immediately payable. The unpaid balance shall automatically mature and become immediately payable in the event any Customer, surety, or guarantor becomes the subject of bankruptcy or other insolvency proceedings. Lender's receipt of any payment on this Note after the occurrence of an event of default shall not constitute a waiver of the default or Lender's rights and remedies upon such default.

 This Note may be prepaid in full or in part without penalty.

 Lender is authorized to automatically charge payments due under this
 Note to account number          N/A        .  (See reverse side
 regarding Notice of Transfers Varying in Amount.)

    N/A    Check here only if this Note is to be secured by a first lien mortgage or equivalent security interest on a one-to-four family dwelling used as Customer's principal place of residence.

 This note includes additional provisions on reverse side.

 PLASTICS MFG. COMPANY          (SEAL)       W188 N11707 MAPLE ROAD
                                             Street Address

 BY     BRUCE SCHNEIDER         (SEAL)       GERMANTOWN, WI 53022
   Bruce Schneider, VP/Finance               City/State/Zip


 TECSTAR MFG. COMPANY           (SEAL)


 BY       BRUCE SCHNEIDER       (SEAL)
   Bruce Schneider, VP/Finance

                              AMENDMENT NO.  5

 Appendix A to the General Business Security Agreement dated October 4, 1999, as amended in which PLASTICS MFG. COMPANY & TECSTAR MFG. COMPANY is the Debtor and M&I NORTHERN BANK is the Lender, is hereby amended to read as follows:

 (b) BORROWING BASE. The aggregate amount of all Obligations at anytime outstanding (except n/a) shall never exceed:

       (i) WORKING CAPITAL LINE. The lesser of $7,000,000.00 or an amount equal to the sum of:

            (a) QUALIFIED INVENTORY.  For Qualified Inventory at cost
                (determined in accordance with generally accepted accounting principles) or wholesale market value, whichever is lower, exclusive of any transportation, processing or handling charges:

                Raw Material 60% (plastic resin only) not to exceed $1,500,000.00; Work in Process n/a%; Finished Goods 50% not to exceed $1,000,000.00; Components 50% not to exceed $500,000.00; Total Qualified Inventory not to exceed $2,000,000.00 in the aggregate; plus

            (b) QUALIFIED ACCOUNTS.  80% of the amount owing on
                Qualified Accounts.

 These are the only changes and all other provisions of said Agreement remain in full force and effect.

 Dated          11/6/00            PLASTICS MFG. COMPANY


                                  BY: BRUCE SCHNEIDER
                                     Bruce Schneider, VP/Finance

                                  TECSTAR MFG. COMPANY


                                  BY: BRUCE SCHNEIDER
                                     Bruce Schneider, VP/Finance

                                  M&I Northern Bank


                                  BY: VICTOR S KEARNEY
                                     Victor S. Kearney, Vice President

                           ADDITIONAL PROVISIONS

 This Note is secured by all existing and future security agreements, assignments and mortgages between Lender and Customer, between Lender and any guarantor of this Note, and between Lender and any other person providing collateral security for Customer's obligations, and payment may be accelerated according to any of them. Unless a lien would be prohibited by law or would tender a nontaxable account taxable, Customer grants to Lender a security interest and lien in any deposit account Customer may at any time have with Lender. Lender may, at any time after an occurrence of an event of default, without notice or demand setoff against any deposit balances or other money now or hereafter owed any Customer by Lender any amount unpaid under this Note.

 Lender is authorized to make book entries evidencing loans and payments and the aggregate of all loans as evidenced by those entries is presumptive evidence that those amounts are outstanding and unpaid to Lender. Customer covenants that all loans shall be used solely for business and not personal purposes.

 Customer agrees to pay all costs of administration and collection before and after judgment, including reasonable attorneys' fees (including those incurred in successful defense or settlement of any counterclaim brought by Customer or incident to any action or proceeding involving Customer brought pursuant to the United States Bankruptcy Code) and waives presentment, protest, demand and notice of dishonor. Customer agrees to indemnify and hold harmless Lender, its directors, officers, employees and agents, from and against any and all claims, damages, judgments, penalties, and expenses, including reasonable attorneys' fees, arising directly or indirectly from credit extended under this Note or the activities of Customer. This indemnity shall survive payment of this Note.

 Customer acknowledges that Lender has not made any representations or warranties with respect to, and that Lender does not assume any responsibility to Customer for, the collectability or enforceability of this Note or the financial condition of any Customer. Customer authorizes Lender to disclose financial and other information about Customer to others. Each Customer has independently determined the collectability and enforceability of this Note.

 Without affecting the liability of any Customer, surety, or guarantor, Lender may, without notice, accept partial payments, release impair any collateral security for the payment of this note or agree not to sue any party liable on it. Without affecting the liability of any surety or guarantor, Lender may from time to time, without notice, renew or extend the time for payment. The obligations of all Customers under this Note are joint and several.

 To the extent not prohibited by law, Customer consents that venue for any legal proceeding relating to collection of this Note shall be, at Lenders option, the county in which Lender has its principal office in this state, the county in which any Customer resides or the county in which this Note was executed. This Note shall be construed and enforced in accordance with the internal laws of Wisconsin.

 This Note is intended by Customer and Lender as a final expression of this Note and as a complete and exclusive statement of its terms, there being no conditions to the enforceability of this Note. This Note may not be supplemented or modified except in writing, except as set forth in Exhibit A attached hereto.

                     PREAUTHORIZED TRANSFER DISCLOSURE

 When Customer authorizes Lender to obtain payment of amounts becoming due Lender by initiating charges to Customer's account, Customer also requests and authorizes remitting financial institution to alert and honor same and to charge same to Customer's account. This authorization will remain in effect until Customer notifies Lender and the remitting financial institution in writing to terminate this authorization and Lender and remitting financial institution have a reasonable time to act on the termination. NOTICE OF TRANSFERS VARYING IN AMOUNT: If Lender and remitting financial institution are not the same. Customer is an individual, the account was established primarily for personal, family or household purposes and the regular payments may vary in amount. Customer has the right to receive a notice from Lender 10 days before each payment of how much the payment will be; however, by signing this Note, Customer elects to receive notice only when current payment would differ by more than 100% from previous payment.

                    EXHIBIT A TO REVOLVING BUSINESS NOTE

     This Note bears interest on the unpaid principal balance before maturity (whether upon demand, acceleration or otherwise) at an annual rate equal to the Adjusted Interbank Rate (as defined below) plus 225 basis points, which rate will change as of the first day of each calendar month. If the first day of any calendar month is not a regular Business Day, the Adjusted Interbank Rate shall be established on the preceding Business Day. "Business Day" shall mean any day other than a Saturday, Sunday, public holiday or other day when commercial banks in Wisconsin are authorized or required by law to close.

     "Prime Rate" means an annual rate equal to the interest rate publicly announced by Lender from time to time in Milwaukee, Wisconsin, as its base rate for interest rate determinations.

     "Adjusted Interbank Rate" means an annual rate for all loans evidenced by this Note (the "Loans") (rounded upwards, if necessary, to the nearest 1/100 of 1%), determined pursuant to the following formula:

     Adjusted Interbank Rate =        INTERBANK RATE
                                  1 - Interbank Reserve
                                        Requirement

     "Interbank Rate" means with respect to any Loan, the rate per annum equal to the rate (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted as the rate at which dollar deposits in immediately available funds are offered on the first day of each calendar month in the interbank Eurodollar market on or about 9:00 A.M., Milwaukee time, for a period of thirty (30) days. If the first day of any calendar month is not a regular Business Day, the Interbank Rate shall be established on the preceding Business Day. Lender currently uses the Knight Ridder Information Service to provide information with respect to the interbank Eurodollar market, but Under may change the service providing such information at anytime. Each such determination shall be conclusive and binding upon the parties hereto in the absence of demonstrable error.

     "Interbank Reserve Requirement" means a percentage (expressed as a decimal) equal to the aggregate reserve requirements in effect on the first day of each calendar month (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during each calendar month) specified for "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System, or any other regulation of the Board of Governors which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presented defined in Regulation D, as then in effect, as applicable to the class or classes of banks of which Lender is a member. As of the date of this Note, the Interbank Reserve Requirement is 0%.

     INCREASED COSTS. If Regulation D of the Board of Governors of the Federal Reserve System, or the adoption of any applicable law, rule or regulation of general application, or any change therein, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive of general application (whether or not having the force of law) of any such authority, central bank or comparable agency:

     (a) shall subject Lender to any tax, duty or other charge with respect to the Loans, the Note or its obligation to make Loans, or shall change the basis of taxation of payments to Lender of the principal of or interest on the Loans or any other amounts due under this Note in respect of the Loans or its obligation to make Loans (except for changes in the rate of tax on the overall not income of Lender); or

     (b) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to this Note), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender; or

     (c) shall affect the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender, or

     (d) shall impose on Lender any other condition affecting the Loans, the Note or its obligation to make Loans;

 and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) Lender of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by Lender under this Note with respect thereto, then within ten (10) days after demand by Lender (which demand shall be accompanied by a statement setting forth the basis of such demand), Customer shall pay directly to Lender such additional amount or amounts as will compensate Lender for such increased cost or such reduction. Determinations by Lender for purposes of this section of the effect of any change in applicable laws or regulations or of any interpretations, directives or requests thereunder on its costs of making or maintaining Loans or sums receivable by it in respect of Loans, and of the additional amounts required to compensate Lender in respect thereof, shall be conclusive, absent manifest error.

     DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE.

     (a) If Lender is advised that deposits in dollars (in the applicable amount) are not being offered to banks in the relevant market for periods of thirty (30) days, or Lender otherwise determines (which determination shall be binding and conclusive on all parties) that by reason of circumstances affecting the Interbank Eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Interbank Rate; or

     (b) If lenders similar to Lender have determined that the Interbank Rate will not adequately and fairly reflect the cost to such lenders of maintaining or funding loans based on the Interbank Rate, or that the making or funding of such Interbank Rate loans has become impracticable as a result of an event occurring after the date of this Note which in the opinion of Lender materially affects such Interbank Rate loans;

 then, so long as such circumstances shall continue, Lender shall not be under any obligation to make or continue Loans based on the Interbank Rate and on the first Business Day of the following calendar month, such Loans shall bear interest at the Prime Rate. If such an agreement cannot be reached, such Loans shall be repaid in full by Customer.

     CHANGE IN LAW RENDERING INTERBANK RATE LOANS UNLAWFUL. In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it unlawful for any lender to make, maintain or fund Loans based on the Interbank Rate, then: (a) Lender shall promptly notify Customer, (b) the obligation of Lender to make or continue Loans based on the Interbank Rate shall be suspended for the duration of such unlawfulness; and (c) on the first Business Day of the following calendar month, such Loans shall bear interest at the Prime Rate, with the interest rate to change on each day that the Prime Rate changes.


 Dated     NOV. 6, 2000

 PLASTICS MFG. COMPANY             (SEAL)


 BY:     BRUCE SCHNEIDER           (SEAL)
   Bruce Schneider, VP/Finance

 TECSTAR MFG. COMPANY              (SEAL)


 BY:      BRUCE SCHNEIDER          (SEAL)
   Bruce Schneider, VP/Finance